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                                  EXHIBIT 23.2

                        CONSENT OF DELOITTE & TOUCHE LLP


The Board of Directors and Stockholders
Insteel Industries, Inc.

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-01032, 33-40410, 33-35316, 33-61887, and 33-61889) of
Insteel Industries, Inc. of our report dated October 28, 1994, relating to the consolidated balance sheet of Insteel Industries, Inc. and subsidiaries as of September 30, 1994, and the related consolidated statements of earnings, stockholders' equity and cash flows and related schedule for each of the two years in the period then ended which report appears in the annual report on Form 10-K of Insteel Industries, Inc. for the year ended September 30, 1995.


                                                           DELOITTE & TOUCHE LLP

Charlotte North Carolina
December 21, 1995





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